EXHIBIT 23.1



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                              CONSENT OF ATTORNEYS

     Reference is made to the Registration Statement of Colorado Ceramic Tile, Inc. on Form S-1 whereby certain selling shareholders propose to sell up to 4,125,000 shares of the Company's common stock. Reference is also made to
Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be issued and sold.


     We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold and to the reference to our firm in the Company's prospectus under the heading "Legal Matters".



                                       Very truly yours,

                                       HART & TRINEN, L.L.P.

                                       /s/ William T. Hart

                                       William T. Hart



Denver, Colorado
March 18, 2011

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